Exhibit 99.1

AgEagle Completes Acquisition of Agribotix

Agribotix’s Advanced Imaging and Data Technology to Enhance AgEagle’s Service Offering and Expand its Addressable Market

Neodesha, KS – August 30, 2018 – AgEagle Aerial Systems Inc. (NYSE American: UAVS), a provider of drone imagery data analytics for the precision and sustainable agriculture markets, has completed its acquisition of substantially all the assets of Agribotix, LLC, effective August 28, 2018.

Agribotix is a drone-enabled software company that provides advanced imaging and data analysis for sustainable and precision agriculture. To enhance AgEagle’s recently announced sustainability initiatives, the company plans to integrate Agribotix’s FarmLens data analytics platform within AgEagle’s service offerings, providing the agricultural supply chain with advanced analytic capabilities to identify areas where they can build soil health and reduce water or chemical usage.

“Agribotix has established one of the premier imaging and data analytics platforms for sustainable and precision ag,” said Barrett Mooney, chief executive officer of AgEagle. “Their FarmLens platform includes unique technology that I believe will significantly enhance our current service offering and analytic capabilities, while expanding our addressable market to include major food manufacturers and farmers that seek products and services that can seamlessly integrate within their current farm management system.”

Through the FarmLens platform, Agribotix has processed more than 1.3 million acres of crops to create nearly 11,000 reports, while analyzing data from over 50 countries and examining 53 different crop types. The FarmLens platform can also directly integrate with several farm management systems, enabling users to maintain their current technology environment while enhancing the measurement of precision and sustainability metrics.

Mooney continued: “This acquisition is particularly timely as we focus our efforts on our recently announced sustainability initiatives. The agriculture industry continues to shift to sustainable farming practices that focus on reducing water and chemical usage, and we believe our new expanded service offering is very well positioned to capitalize on these secular trends. Ultimately, we believe the FarmLens platform will provide our customers with the necessary insight and support to reach their sustainability goals before, during and after the cyclical growing season through transparent sustainability metrics and significantly enhanced crop performance.”

For more information about Agribotix, please visit www.agribotix.com.

About AgEagle Aerial Systems Inc.

Founded in 2012, AgEagle is a provider of drone imagery data analytics for the precision and sustainable agriculture markets. The company designs, produces, distributes and supports technologically-advanced small unmanned aerial vehicles (UAVs or drones) that collect valuable information for farmers by flying over large fields of corn, soybeans, wheat and other types of crops. These UAVs collect thousands of ultra-high-resolution images using sophisticated near-infrared sensors, or cameras, which are ultimately utilized to enhance yield and identify sustainability opportunities for farmers and agribusinesses alike.

The company is based in Neodesha, Kansas. For more information, please visit www.ageagle.com.

Contacts:

Analysts and Institutional Investors

Liolios Investor Relations

Cody Slach

Sean Mansouri, CFA

P: 949-574-3860

Individual and Retail Investors

Integra Consulting Group

Jeremy Roe

P: 925-262-8305